CONSULTING AGREEMENT
                              --------------------

         AGREEMENT made this 31st day of July, 1997 by and between NEW SKY COMMUNICATIONS INC., with offices at 720 Reynolds Arcade, 16 East Main Street, Rochester, New York 14614 and STARR SECURITIES, INC. with officers at 19 Rector Street, 16th Floor, New York, New York 10006.

         WHEREAS New Sky is desirous of retaining the services of Starr as a consultant to New Sky, and

         WHEREAS, Starr is desirous of rendering such services to New Sky. NOW

         THEREFORE, the parties hereto agree as follows:

         1. Starr does hereby agree to render services to New Sky on a nonexclusive basis as a consultant and New Sky does hereby agree to retain the services of Starr as a consultant for a term of two (2) years commencing with the date of this Agreement.

         2. The services to be rendered shall be: (1) as reasonably required by the Board of Directors of New Sky from time to time, and (2) to provide investment banking advice to New Sky.

         3. As compensation for such services as a consultant, New Sky shall pay to Starr a fee in the form of 4,000,000 common shares of New Sky stock which shall be deemed immediately earned.

         4. Starr agrees to not disclose in any manner or form any information regarding the business of New Sky, its manner of operation, plans or other data whether or not such information would be deemed confidential or material, unless authorized by New Sky, or reasonably necessary to


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further the services to be rendered by Starr hereunder.

         5. The parties hereto agree that this Agreement is made under the laws of the State of New York and the Supreme Court of such State at Rochester, New York shall have exclusive jurisdiction and be the sole convenient venue and forum to hear disputes arising out of this Agreement.

         6. Upon the issuance of the shares to Starr hereunder, New Sky agrees to cooperate with Starr in filing an S-8 registration for such stock, if available.

         7. This Agreement shall not be assignable as it is for unique personal services.

         IN WITNESS WHEREOF the parties have executed this Agreement the day and date first above written.

                                            NEW SKY COMMUNICATIONS, INC.
         SEAL

                                      By:   /s/ Carl R. Reynolds
                                            ---------------------
                                                  President

                                            STARR SECURITIES, INC.
         SEAL


                                      By:   /s/ Martin Vegh
                                           ----------------------
                                                  President



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